Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO ENTERS INTO AGREEMENT TO RESOLVE
LEGACY SECURITIES CLASS ACTION LITIGATION

PEMBROKE, Bermuda — May 15, 2007 — Tyco International Ltd. (“Tyco”) (NYSE: TYC; BSX: TYC) today announced it has entered into an agreement to settle most of the securities class action lawsuits involving Tyco stock and the conduct of former management of the company.

Under the terms of the proposed settlement agreement, Tyco will establish in the near term a $2.975 billion cash settlement fund for payment of plaintiffs’ claims in the consolidated securities class action cases. The settlement is subject to court approval and the participation of plaintiffs holding a significant percentage of Tyco shares in the class.

Tyco Chairman and Chief Executive Officer Ed Breen said: “With this settlement we are taking an important step to resolve our most significant remaining legacy legal matter. Our balance sheet and cash flow remain strong and will allow us to readily absorb these costs while removing much of the uncertainty around legacy legal matters.”

The settlement stems from a complaint filed in January 2003 on behalf of a class of shareholders who purchased or otherwise acquired publicly traded securities of Tyco during the period from December 1999 to June 2002. The class was certified by the U.S. District Court for the District of New Hampshire in June 2006.  Most of the cases were transferred to the Judicial Panel on Multidistrict Litigation for coordination of discovery. The settlement also involves cases encompassing the class period from October 1, 1998.

In connection with the settlement, the company will incur a charge of $2.975 billion in the current quarter.

About Tyco

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

Forward-Looking Statements

This release may contain certain forward-looking statements. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended Sept. 29, 2006 and in Tyco’s Quarterly Report on Form 10-Q and for the fiscal quarter ended March 30, 2007.

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